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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  -------------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12 (b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                        THE DESCARTES SYSTEMS GROUP INC.
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             (Exact name of registrant as specified in its charter)


         Ontario, Canada                                 Not applicable
         ---------------                                 --------------
     (State of incorporation                             (IRS Employer
         or organization)                              identification No.)


                  120 Randall Drive, Waterloo, Ontario N2V 1C6
                  --------------------------------------------
               (Address of principal executive offices) (Zip Code)

If this form relates to the             If this form relates to the
registration of a class of securities   registration of a class of securities
pursuant to Section 12(b) of the        pursuant to Section 12(g) of the
Exchange Act and is effective pursuant  Exchange Act and is effective pursuant
to General Instruction A.(c), please    to General Instruction A.(c), please
check the following box. [_]            check the following box. [X]
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        Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                 Name of each exchange on which
        to be so registered                 each class is to be registered
        -------------------                 ------------------------------

               None                                      N/A

        Securities to be registered pursuant to Section 12(g) of the Act:
        -----------------------------------------------------------------

                 Rights to Purchase Common Shares, no par value
                                (Title of Class)

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                                  1 of 15 Pages

ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.
            --------------------------------------------------------

Background
----------

            On November 29, 2004, the Board of Directors of The Descartes Systems Group Inc. (the "Corporation") adopted a shareholder rights plan (the "Rights Plan"), pursuant to Shareholder Rights Plan Agreement dated as of November 29, 2004 between the Corporation and Computershare Trust Company of Canada, as Rights Agent.

            The Rights Plan creates a right (which may only be exercised if a person acquires control of 20% or more of the Common Shares of the Corporation) for each shareholder, other than the person that acquires 20% or more of the Common Shares of the Corporation, to acquire additional Common Shares at one-half of the Market Price (as defined in the Rights Plan) of the Common Shares. This significantly dilutes the share position of the person that acquires 20% or more of the Common Shares of the Corporation and practically prevents that person from acquiring control of 20% or greater of the Common Shares unless the rights plan has been withdrawn or the buyer makes a Permitted Bid (as defined in the Rights Plan and discussed below).

            Shareholder approval of the Rights Plan is not required by law but is required by applicable stock exchange rules. The Rights Plan has conditionally been approved by the Toronto Stock Exchange and is subject to approval by a simple majority of 50% plus one vote of the votes cast by the Independent Shareholders (as defined in the Rights Plan) at the next annual and special meeting of the holders of the Common Shares of the Corporation. Under the terms of the Rights Plan, the continued existence of the Rights Plan must be approved and ratified by the Independent Shareholders on or before the date of the Corporation's 2008 annual meeting. If approved by shareholders, the Rights Plan will take effect as of November 29, 2004, and will have an initial term of three years.

            An "Independent Shareholder" is generally any shareholder other than an "Acquiring Person" (as defined in the Rights Plan) and its associates and affiliates. As of the date of the Rights Plan, the Corporation is not aware of any shareholder that would not be considered an Independent Shareholder.

Investment Canada Act
---------------------

            Canada has no system of exchange controls. There is no law, government decree or regulation in Canada restricting the export or import of capital or affecting the remittance of dividends, interest or other payments to a non-resident holder of Common Shares, other than withholding tax requirements.

            There is no limitation imposed by Canadian law or by the articles or other charter documents of the Corporation on the right of a non-resident to hold or vote Common Shares of the Corporation, other than as provided in the Investment Canada Act (the "Investment Act"), as amended by the World Trade Organization Agreement Implementation Act (the "WTOA Act"). The Investment Act generally prohibits

                               Page 2 of 15 Pages
implementation of a reviewable investment by an individual, government or agency thereof, corporation, partnership, trust or joint venture that is not a "Canadian," as defined in the Investment Act (a "non-Canadian"), unless, after review, the minister responsible for the Investment Act is satisfied that the investment is likely to be a net benefit to Canada. An investment in the Common Shares of the Corporation by a non-Canadian (other than a "WTO Investor," as defined below) would be reviewable under the Investment Act if it were an investment to acquire direct control of the Corporation, and the value of the assets of the Corporation were $5.0 million or more. Except for certain economic sectors with respect to which the lower threshold would apply, an investment in the Common Shares of the Corporation by a WTO Investor would be reviewable under the Investment Act if it were an investment to acquire direct control of the Corporation, and the value of the assets of the Corporation equaled or exceeded $237 million CDN. A non-Canadian, whether a WTO Investor or otherwise, would acquire control of the Corporation for purposes of the Investment Act if he or she acquired a majority of the Common Shares of the Corporation. The acquisition of less than a majority, but at least one-third of the Common Shares of the Corporation, would be presumed to be an acquisition of control of the Corporation, unless it could be established that the Corporation was not controlled in fact by the acquirer through the ownership of the Common Shares. In general, an individual is a WTO Investor if he or she is a "national" of a country (other than Canada) that is a member of the World Trade Organization ("WTO Member") or has a right of permanent residence in a WTO Member. A corporation or other entity will be a WTO investor if it is a "WTO Investor-controlled entity" pursuant to detailed rules set out in the Investment Act. The United States is a WTO Member.

            Certain transactions involving the Common Shares of the Corporation would be exempt from the Investment Act, including: (a) an acquisition of the Common Shares of the Corporation if the acquisition were made in connection with the person's business as a trader or dealer in securities; (b) an acquisition of control of the Corporation in connection with the realization of a security interest granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Act; and (c) an acquisition of control of the Corporation by reason of an amalgamation, merger, consolidation or corporate reorganization, following which the ultimate direct or indirect control of the Corporation, through the ownership of voting interests, remains unchanged.

Canadian Tax Matters
--------------------

            The following summary is based upon the current provisions of the INCOME TAX ACT (Canada) (the "Tax Act") and the regulations thereunder, all proposed amendments to the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof, the administrative policies and assessing practices of the Canada Revenue Agency ("CRA") made publicly available prior to the date hereof and the Canada-United States Income Tax Convention (1980) (the "Convention"). There can be no assurances that any such proposed amendments will be enacted in their current form, or at all. Except for the foregoing, this summary does not take into account or anticipate changes in the law or the administrative policies or assessing practices of the

                               Page 3 of 15 Pages

CRA whether by legislative, governmental or judicial action and does not take into account or anticipate provincial, territorial or non-Canadian tax considerations.

            This is a summary of the principal Canadian federal income tax considerations relating to the issuance of Rights to holders of Common Shares ("shareholders") who: (i) for purposes of the Tax Act, are not, have not been and will not be or be deemed to be resident in Canada at any time while they held or hold Common Shares, deal at arm's length and are not affiliated with the Company, and hold their Common Shares as capital property, and (ii) for purposes of the Convention, are residents of the United States and not residents of Canada.

            The Company considers that the Rights, when issued, will have negligible monetary value and therefore the issuance of Rights to a shareholder that is neither resident nor deemed to be resident in Canada for purposes of the Tax Act should not be subject to non-resident withholding tax under the Tax Act. The exercise or disposition of such Rights by such holders may have income or withholding tax consequences under the Tax Act.

            This statement is of a general nature only and is not intended to constitute nor should it be construed to constitute legal or tax advice to any particular shareholder. Shareholders are advised to consult their own tax advisors regarding the consequences of acquiring, holding, exercising or otherwise disposing of their Rights, taking into account their own particular circumstances and any applicable tax laws.

Description of Rights
---------------------

            The following is a summary of the principal terms of the Rights Plan. The summary is qualified in its entirety by the full text of the Rights Plan, which is attached as Exhibit 1 hereto. All capitalized terms used in this summary without definition have the meanings attributed to them in the Rights Plan unless otherwise indicated.

(a)         ISSUANCE OF RIGHTS

            The Board has authorized, subject to regulatory approvals, the issue on November 29, 2004 of one Right in respect of each Common Share outstanding at the close of business on November 29, 2004, the date of implementation of the Rights Plan. The Board will also authorize the issue of one Right for each Common Share issued after such date and prior to the earlier of the Separation Time and the Expiration Time. Each Right entitles the registered holder thereof to purchase from the Corporation one Common Share at the exercise price equal to three times the Market Price of the Common Share, subject to adjustment and certain anti-dilution provisions (the "Exercise Price"). The Rights are not exercisable until the Separation Time. If a Flip-in Event occurs, each Right will entitle the registered holder to receive, upon payment of the Exercise Price, Common Shares having an aggregate Market Price equal to twice the Exercise Price.

                               Page 4 of 15 Pages
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            The Corporation is not required to issue or deliver Rights, or securities upon the exercise of Rights, outside Canada or the United States where such issuance or delivery would be unlawful without registration of the relevant Persons or securities. If the Rights Plan would require compliance with securities laws or comparable legislation of a jurisdiction outside Canada and the United States, the Board of Directors may establish procedures for the issuance to a Canadian resident fiduciary of such securities, to hold such Rights or other securities in trust for the Persons beneficially entitled to them, to sell such securities, and to remit the proceeds to such Persons.

(b)         TRADING OF RIGHTS

            Until the Separation Time (or the earlier termination or expiration of the Rights), the Rights will be evidenced by the certificates representing the Common Shares and will be transferable only together with the associated Common Shares. From and after the Separation Time, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Common Shares (other than an Acquiring Person) as of the Separation Time. Rights Certificates will also be issued in respect of Common Shares issued prior to the Expiration Time, to each holder (other than an Acquiring Person) converting, after the Separation Time, securities ("Convertible Securities") convertible into or exchangeable for Common Shares. The Rights will trade separately from the Common Shares after the Separation Time.

(c)         SEPARATION TIME

            The Separation Time is the Close of Business on the tenth Business Day after the earlier of (i) the "Stock Acquisition Date", which is generally the first date of public announcement of facts indicating that a Person has become an Acquiring Person; and (ii) the date of the commencement of, or first public announcement of the intent of any Person (other than the Corporation or any Subsidiary of the Corporation) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid, and the Rights Plan requires such bid to continue to satisfy the requirements of a Permitted Bid or Competing Permitted Bid). In either case, the Separation Time can be such later date as may from time to time be determined by the Board of Directors. If a Take-over Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, it shall be deemed never to have been made.

(d)         ACQUIRING PERSON

            In general, an Acquiring Person is a Person who is the Beneficial Owner of 20% or more of the outstanding Common Shares. Excluded from the definition of "Acquiring Person" are the Corporation and its Subsidiaries, and any Person who becomes the Beneficial Owner of 20% or more of the outstanding Common Shares as a result of one or more or any combination of an acquisition or redemption by the Corporation of Common Shares, a Permitted Bid Acquisition, an Exempt Acquisition, a Convertible Security Acquisition and a Pro Rata Acquisition. The definitions of "Permitted Bid

                               Page 5 of 15 Pages
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Acquisition", "Exempt Acquisition", "Convertible Security Acquisition" and "Pro
Rata Acquisition" are set out in the Rights Plan. However, in general:

            (i) a "Permitted Bid Acquisition" means an acquisition of Common Shares made pursuant to a Permitted Bid or a Competing Permitted Bid;

            (ii) an "Exempt Acquisition" means an acquisition of Common Shares in respect of which the Board of Directors has waived the application of the Rights Plan, which was made pursuant to a dividend reinvestment plan of the Corporation, which was made pursuant to the receipt or exercise of rights issued by the Corporation to all the holders of Common Shares (other than holders resident in a jurisdiction where such distribution is restricted or impracticable as a result of applicable law) to subscribe for or purchase Common Shares or Convertible Securities (provided that such rights are acquired directly from the Corporation and not from any other Person and provided that the Person does not hereby acquire a greater percentage of Common Shares or Convertible Securities so offered than the Person's percentage of Common Shares or Convertible Securities beneficially owned immediately prior to such acquisition), which was made pursuant to a distribution by the Corporation of Common Shares or Convertible Securities made pursuant to a prospectus (provided that the Person does not thereby acquire a greater percentage of the Common Shares or Convertible Securities so offered than the percentage owned immediately prior to such acquisition), which was made pursuant to a distribution by the Corporation of Common Shares or Convertible Securities by way of a private placement or a securities exchange take-over bid circular or upon the exercise by an individual employee of stock options granted under a stock option plan of the Corporation or rights to purchase securities granted under a share purchase plan of the Corporation, or which is made pursuant to an amalgamation, merger or other statutory procedure requiring shareholder approval;

            (iii) a "Convertible Security Acquisition" means an acquisition of
                  Common Shares upon the exercise of Convertible Securities received by such Person pursuant to a Permitted Bid Acquisition, Exempt Acquisition or a Pro Rata Acquisition; and

            (iv) a "Pro Rata Acquisition" means an acquisition as a result of a stock dividend, a stock split or other event pursuant to which such Person receives or acquires Common Shares or Convertible Securities on the same pro rata basis as all other holders of Common Shares of the same class.

            Also excluded from the definition of "Acquiring Person" are underwriters or members of a banking or selling group acting in connection with a distribution of securities by way of prospectus or private placement, a Person in its capacity as an

                                Page 6 of 15 Pages

Investment Manager, Trust Company, Plan Trustee, Statutory Body, Crown agent or agency or Manager (provided that such Person is not making or proposing to make a Take-over Bid), and a Person (a "Grandfathered Person") who is the Beneficial Owner of 20% or more of the outstanding Common Shares of the Corporation as at the Record Time, provided, however, that this exception ceases to be applicable to a Grandfathered Person in the event that such Grandfathered Person shall, after the Record Time: (1) cease to own 20% or more of the outstanding Common Shares or (2) become the Beneficial Owner of additional Common Shares constituting more than 1% of the number of Common Shares outstanding as at the Record Time.

(e)         BENEFICIAL OWNERSHIP

            GENERAL

            In general, a Person is deemed to Beneficially Own Common Shares actually held by others in circumstances where those holdings are or should be grouped together for purposes of the Rights Plan. Included are holdings by the Person's Affiliates (generally, a person that controls, is controlled by, or under common control with another person) and Associates (generally, relatives sharing the same residence). Also included are securities which the Person or any of the Person's Affiliates or Associates has the right to acquire within 60 days (other than (1) customary agreements with and between underwriters and banking group or selling group members with respect to a distribution to the public or pursuant to a private placement of securities; or (2) pursuant to a pledge of securities in the ordinary course of business).

            A Person is also deemed to "Beneficially Own" any securities that are Beneficially Owned (as described above) by any other Person with which the Person is acting jointly or in concert (a "Joint Actor"). A Person is a Joint Actor with any Person who is a party to an agreement, arrangement or understanding with the first Person or an Associate or Affiliate thereof to acquire or offer to acquire Common Shares.

            INSTITUTIONAL SHAREHOLDER EXEMPTIONS FROM BENEFICIAL OWNERSHIP

            The definition of "Beneficial Ownership" contains several exclusions whereby a Person is not considered to "Beneficially Own" a security. There are exemptions from the deemed "Beneficial Ownership" provisions for institutional shareholders acting in the ordinary course of business. These exemptions apply to (i) an investment manager ("Investment Manager") which holds securities in the ordinary course of business in the performance of its duties for the account of any other Person (a "Client") including, the acquisition or holding of securities for non-discretionary accounts held on behalf of a Client by a broker or dealer registered under applicable securities laws); (ii) a licensed trust company ("Trust Company") acting as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent persons (each an "Estate Account") or in relation to other accounts (each an "Other Account") and which holds such security in the ordinary course of its duties for such accounts; (iii) the administrator or the trustee (a "Plan Trustee") of one or more pension funds or plans (a "Plan")

                                Page 7 of 15 Pages
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registered under applicable law; (iv) a Person who is a Plan or is a Person established by statute (the "Statutory Body"), and its ordinary business or activity includes the management of investment funds for employee benefit plans, pension plans, insurance plans, or various public bodies; (v) a Crown agent or agency; (iv) a manager or trustee ("Manager") of a mutual fund ("Mutual Fund") that is registered or qualified to issue its securities to investors under the securities laws of any province of Canada or the laws of the United States of America or is a Mutual Fund. The foregoing exemptions only apply so long as the Investment Manager, Trust Company, Plan Trustee, Plan, Statutory Body, Crown agent or agency, Manager or Mutual Fund is not then making or has not then announced an intention to make a Take-over Bid, other than an Offer to Acquire Common Shares or other securities pursuant to a distribution by the Corporation or by means of ordinary market transactions.

            A Person will not be deemed to "Beneficially Own" a security because
(i) the Person is a Client of the same Investment Manager, an Estate Account or an Other Account of the same Trust Company, or Plan with the same Plan Trustee as another Person or Plan on whose account the Investment Manager, Trust Company or Plan Trustee, as the case may be, holds such security; or (ii) the Person is a Client of an Investment Manager, Estate Account, Other Account or Plan, and the security is owned at law or in equity by the Investment Manager, Trust Company or Plan Trustee, as the case may be.

            EXEMPTION FOR PERMITTED LOCK-UP AGREEMENT

            Under the Rights Plan, a Person will not be deemed to "Beneficially Own" any security where the holder of such security has agreed to deposit or tender such security, pursuant to a Permitted Lock-up Agreement, to a Take-over Bid made by such Person or such Person's Affiliates or Associates or a Joint Actor, or such security has been deposited or tendered pursuant to a Take-over Bid made by such Person or such Person's Affiliates, Associates or Joint Actors until the earliest time at which any such tendered security is accepted unconditionally for payment or is taken up or paid for.

            A Permitted Lock-up Agreement is essentially an agreement between a Person and one or more holders of Common Shares (the terms of which are publicly disclosed and available to the public within the time frames set forth in the definition of Permitted Lock-up Agreement) pursuant to which each Locked-up Person agrees to deposit or tender Common Shares to the Lock-up Bid and which further (i) permits the Locked-up Person to withdraw its Common Shares in order to deposit or tender the Common Shares to another Take-over Bid or support another transaction at a price or value that exceeds the price under the Lock-Up Bid; or (ii) permits the Locked-up Person to withdraw its Common Shares in order to deposit or tender the Common Shares to another Take-over Bid or support another transaction at an offering price that exceeds the offering price in the Lock-up Bid by as much as or more than a Specified Amount and that does not provide for a Specified Amount greater than 7% of the offering price in the Lock-up Bid. The Rights Plan therefore requires that a Person making a Take-Over Bid structure any lock-up agreement so as to provide reasonable flexibility to the shareholder in order to

                                Page 8 of 15 Pages
avoid being deemed the Beneficial Owner of the Common Shares subject to the lock-up agreement and potentially triggering the provisions of the Rights Plan.

            A Permitted Lock-up Agreement may contain a right of first refusal or require a period of delay to give the Person who made the Lock-up Bid an opportunity to match a higher price in another Take-Over Bid or other similar limitation on a Locked-up Person's right to withdraw Common Shares so long as the limitation does not preclude the exercise by the Locked-up Person of the right to withdraw Common Shares during the period of the other Take-Over Bid or transaction. Finally, under a Permitted Lock-up Agreement, no "break up" fees, "top up" fees, penalties, expenses or other amounts that exceed in aggregate the greater of (i) 2 1/2% of the price or value of the consideration payable under the Lock-up Bid; and (ii) 50% of the amount by which the price or value of the consideration received by a Locked-up Person under another Take-Over Bid or transaction exceeds what such Locked-up Person would have received under the Lock-up Bid; can be payable by such Locked-up Person if the Locked-up Person fails to deposit or tender Common Shares to the Lock-up Bid or withdraws Common Shares previously tendered thereto in order to deposit such Common Shares to another Take-Over Bid or support another transaction.

(f)         FLIP-IN EVENT

            A Flip-in Event occurs when any Person becomes an Acquiring Person. In the event that, prior to the Expiration Time, a Flip-in Event which has not been waived by the Board of Directors occurs (see "Redemption, Waiver and Termination"), each Right (except for Rights Beneficially Owned or which may thereafter be Beneficially Owned by an Acquiring Person, an Affiliate or Associate of an Acquiring Person or a Joint Actor (or a transferee of any such Person), which Rights will become null and void) shall constitute the right to purchase from the Corporation, upon exercise thereof in accordance with the terms of the Rights Plan, that number of Common Shares having an aggregate Market Price on the date of the Flip-in Event equal to twice the Exercise Price, for the Exercise Price (such Right being subject to anti-dilution adjustments). For example, if at the time of the Flip-in Event the Exercise Price is $4.50 and the Market Price of the Common Shares is $2.00, the holder of each Right would be entitled to purchase Common Shares having an aggregate Market Price of $9.00 (that is, 4.5 Common Shares) for $4.50 (that is, a 50% discount from the Market Price).

(g)         PERMITTED BID AND COMPETING PERMITTED BID

            A Permitted Bid is a Take-over Bid made by way of a Take-over Bid circular and which complies with the following additional provisions:

            (i) the Take-over Bid is made to all holders of record of Common Shares, other than the Offeror;

            (ii) the Take-over Bid contains irrevocable and unqualified conditions that:


                                Page 9 of 15 Pages
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                  A.    no Common Shares shall be taken up or paid for pursuant
                        to the Take-over Bid prior to the close of business on a date which is not less than 60 days following the date of the Take-over Bid and the provisions for the take-up and payment for Common Shares tendered or deposited thereunder shall be subject to such irrevocable and unqualified condition;

                  B. unless the Take-over Bid is withdrawn, Common Shares may be deposited pursuant to the Take-over Bid at any time prior to the close of business on the date of first take-up or payment for Common Shares and all Common Shares deposited pursuant to the Take-over Bid may be withdrawn at any time prior to the close of business on such date;

                  C. more than 50% of the outstanding Common Shares held by Independent Shareholders must be deposited to the Take-over Bid and not withdrawn at the close of business on the date of first take-up or payment for Common Shares; and

                  D. in the event that more than 50% of the then outstanding Common Shares held by Independent Shareholders have been deposited to the Take-over Bid and not withdrawn as at the date of first take-up or payment for Common Shares under the Take-over Bid, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Common Shares for not less than 10 Business Days from the date of such public announcement.

            A Competing Permitted Bid is a Take-over Bid that is made after a Permitted Bid has been made but prior to its expiry and that satisfies all the requirements of a Permitted Bid as described above, except that a Competing Permitted Bid is not required to remain open for 60 days so long as it is open until the later of (i) the earliest date on which Common Shares may be taken-up or paid for under any earlier Permitted Bid or Competing Permitted Bid that is in existence and (ii) 35 days (or such other minimum period of days as may be prescribed by applicable law in Ontario) after the date of the Take-over Bid constituting the Competing Permitted Bid.

(h)         REDEMPTION, WAIVER AND TERMINATION

            (i) REDEMPTION OF RIGHTS ON APPROVAL OF HOLDERS OF COMMON SHARES AND RIGHTS. The Board of Directors acting in good faith may, after having obtained the prior approval of the holders of Common Shares or Rights, at any time prior to the occurrence of a Flip-in Event, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.00001 per Right, appropriately adjusted for anti-dilution as provided in the Rights Agreement (the "Redemption Price").

                               Page 10 of 15 Pages

            (ii) WAIVER OF INADVERTENT ACQUISITION. The Board of Directors acting in good faith may waive the application of the Rights Plan in respect of the occurrence of any Flip-in Event if (i) the Board of Directors has determined that a Person became an Acquiring Person under the Rights Plan by inadvertence and without any intent or knowledge that it would become an Acquiring Person; and (ii) the Acquiring Person has reduced its Beneficial Ownership of Common Shares such that at the time of waiver the Person is no longer an Acquiring Person.

            (iii) DEEMED REDEMPTION. In the event that a Person who has made a
                  Permitted Bid or a Take-over Bid in respect of which the Board of Directors has waived or has deemed to have waived the application of the Rights Plan consummates the acquisition of the Common Shares, the Board of Directors shall be deemed to have elected to redeem the Rights for the Redemption Price.

            (iv) DISCRETIONARY WAIVER WITH MANDATORY WAIVER OF CONCURRENT BIDS. The Board of Directors acting in good faith may, prior to the occurrence of a Flip-in Event as to which the Rights Plan has not been waived under this clause, upon prior written notice to the Rights Agent, waive the application of the Rights Plan to a Flip-in Event that may occur by reason of a Take-over Bid made by means of a Take-over Bid circular to all holders of record of Common Shares. However, if the Board of Directors waives the application of the Rights Plan, the Board of Directors shall be deemed to have waived the application of the Rights Plan in respect of any other Flip-in Event occurring by reason of such a Take-over Bid made prior to the expiry of a bid for which a waiver is, or is deemed to have been, granted.

            (v) DISCRETIONARY WAIVER RESPECTING ACQUISITION NOT BY TAKE-OVER BID CIRCULAR. The Board of Directors acting in good faith may, with the prior consent of the holders of Common Shares, determine, at any time prior to the occurrence of a Flip-in Event as to which the application of the Rights Plan has not been waived, if such Flip-in Event would occur by reason of an acquisition of Common Shares otherwise than pursuant to a Take-over Bid made by means of a Take-over Bid circular to holders of Common Shares and otherwise than by inadvertence when such inadvertent Acquiring Person has then reduced its holdings to below 20%, to waive the application of the Rights Plan to such Flip-in Event. However, if the Board of Directors waives the application of the Rights Plan, the Board of Directors shall extend the Separation Time to a date subsequent to and not more than 10 Business Days following the meeting of shareholders called to approve such a waiver.

                               Page 11 of 15 Pages
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            (vi)  REDEMPTION OF RIGHTS ON WITHDRAWAL OR TERMINATION OF BID.
                  Where a Take-over Bid that is not a Permitted Bid is withdrawn or otherwise terminated after the Separation Time and prior to the occurrence of a Flip-in Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price.

            If the Board of Directors is deemed to have elected or elects to redeem the Rights as described above, the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights is to receive the Redemption Price. Within 10 Business Days of any such election or deemed election to redeem the Rights, the Corporation will notify the holders of the Common Shares or, after the Separation Time, the holders of the Rights.

(i)         ANTI-DILUTION ADJUSTMENTS

            The Exercise Price of a Right, the number and kind of securities subject to purchase upon exercise of a Right, and the number of Rights outstanding, will be adjusted in certain events, including:

            (a) if there is a dividend payable in Common Shares or Convertible Securities (other than pursuant to any optional stock dividend program, divided reinvestment plan or a dividend payable in Common Shares in lieu of a regular periodic cash dividend) on the Common Shares;

            (b)   or a subdivision or consolidation of the Common Shares;

            (c) or an issuance of Common Shares or Convertible Securities in respect of, in lieu of or in exchange for Common Shares; or

            (d) if the Corporation fixes a record date for the distribution to all holders of Common Shares of certain rights or warrants to acquire Common Shares or Convertible Securities, or for the making of a distribution to all holders of Common Shares of evidences of indebtedness or assets (other than regular periodic cash dividend or a dividend payable in Common Shares) or rights or warrants.

(j)         SUPPLEMENTS AND AMENDMENTS

            The Corporation may make amendments to correct any clerical or typographical error or which are necessary to maintain the validity of the Rights Agreement as a result of any change in any applicable legislation, rules or regulation. Any changes made to maintain the validity of the Rights Plan shall be subject to subsequent confirmation by the holders of the Common Shares or, after the Separation Time, the holders of the Rights.

            Subject to the above exceptions, after the meeting, any amendment, variation or deletion of or from the Rights Agreement and the Rights is subject to the prior approval

                               Page 12 of 15 Pages
of the holders of Common Shares, or, after the Separation Time, the holders of the Rights.

            The Board of Directors reserves the right to alter any terms of or not proceed with the Rights Plan at any time prior to the Meeting if the Board of Directors determines that it would be in the best interests of the Corporation and its shareholders to do so, in light of subsequent developments.

(k)         EXPIRATION

            If the Rights Plan is ratified, confirmed and approved at the Meeting, it will become effective immediately following such approval and remain in force until the earlier of the Termination Time (the time at which the right to exercise Rights shall terminate pursuant to the Rights Plan) and the termination of the annual meeting of the Shareholders in the year 2008 unless at or prior to such meeting the Corporation's shareholders ratify the continued existence of the Rights Plan, in which case the Rights Plan would expire at the earlier of the Termination Time and the termination of the 2011 annual meeting of the Corporation's shareholders.

ITEM 2.     EXHIBITS
            --------

              Exhibit No.                     Exhibit
              ----------                      -------

                  1 Shareholder Rights Plan Agreement, dated as of November 29, 2004, by and between The Descartes Systems Group Inc. and Computershare Trust Company of Canada

                  2 Specimen of Rights Certificate (attached as Exhibit A to Exhibit 1)

                  3         Articles of Amalgamation of The Descartes Systems
                            Group Inc.

                  4         By-laws of The Descartes Systems Group Inc.

                  5 Form of Share Certificate for Common Shares of The Descartes Systems Group Inc.





                               Page 13 of 15 Pages

                                    SIGNATURE
                                    ---------

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                           The Descartes Systems
                                           Group Inc.


Dated:  November 29, 2004                  By:  /s/ Scott Pagan
                                                --------------------------------
                                                   J. Scott Pagan,
                                                   General Counsel and
                                                   Corporate Secretary





























                               Page 14 of 15 Pages

                                  EXHIBIT INDEX


               Exhibit
               Number                       Description
               ------                       -----------

                  1 Shareholder Rights Plan Agreement, dated as of November 29, 2004, by and between The Descartes Systems Group Inc. and Computershare Trust Company of Canada

                  2 Specimen of Rights Certificate (attached as Exhibit A to Exhibit 1)

                  3         Articles of Amalgamation of The Descartes Systems
                            Group Inc.

                  4         By-laws of The Descartes Systems Group Inc.

                  5 Form of Share Certificate for Common Shares of The Descartes Systems Group Inc.










                               Page 15 of 15 Pages